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                                                                    EXHIBIT 99.1


news release                                          [TENNECO AUTOMOTIVE LOGO]




          Contacts:      Jane Ostrander
                         Media Relations
                         847 482-5607
                         jane.ostrander@tenneco-automotive.com

                         Leslie Hunziker
                         Investor Relations
                         847 482-5042
                         leslie.hunziker@tenneco-automotive.com



               TENNECO AUTOMOTIVE ANNOUNCES EXCHANGE OFFER FOR ITS
      $125 MILLION PRINCIPAL AMOUNT 10-1/4% SENIOR SECURED NOTES DUE 2013,
                              ISSUED DECEMBER 2003

Lake Forest, Illinois, June 2, 2004 - Tenneco Automotive (NYSE: TEN) today commenced an offer to exchange up to $125 million principal amount of 10-1/4% Senior Secured Notes due 2013, which have been registered under the Securities Act of 1933, for a like amount of its 10-1/4% Senior Secured Notes due 2013, which were issued on December 12, 2003 in a private placement. The offer is being made pursuant to the terms and conditions included in the company's Prospectus dated June 1, 2004.

The terms of the new notes are substantially identical to the terms of the notes for which they are being exchanged, except that the transfer restrictions and registration rights applicable to the original notes generally do not apply to the new notes. The new notes will trade as a single class with the company's previously issued $350 million aggregate principal amount of 10-1/4% Senior Secured Notes due 2013.

The exchange offer will expire at 5:00 p.m., New York City time, on Wednesday, June 30, 2004, unless extended by Tenneco Automotive.

Copies of the prospectus and other information relating to this exchange offer, including transmittal materials, may be obtained from the exchange agent, Wachovia Bank, National Association, Customer Information Center, Corporate Trust Operations-NC 1153, 1525 West W.T. Harris Boulevard - 3C3, Charlotte, North Carolina 28288, Attention: Marsha Rice.

This news release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Tenneco Automotive nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.



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THE COMPANY
Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,200 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R) Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R) Elastomer noise, vibration and harshness control components.



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